Dear Valued Shareholder:

I’d like to ask you for a moment of your time.

As you know, Managers Funds has asked its shareholders to vote on a series of important proposals. For the reasons outlined in the proxy statement, we believe that the passage of these proposals will be beneficial to the Funds and their shareholders. Additionally, the Board of Trustees has unanimously recommended that shareholders vote “FOR” each proposal.

We have not yet been successful in securing your vote. Please know that we understand your time is valuable and we do apologize for the annoyance of repeated calls and/or mailings. However, shareholder action is required to approve the proposals, and your vote—regardless of the number of shares you own—is critical to the passage of these proposals.

The official joint shareholder meeting on these matters has been adjourned, and is now scheduled to reconvene on October 22, 2013. We would appreciate your support in voting the enclosed proxy ballot. Please sign, date and return your proxy in the return envelope provided. Alternatively, you may vote your shares by calling the toll-free number on your ballot, or vote via the internet at the website provided on your ballot. If you have any questions, please call the number below.

On behalf of the Fund’s Board, please accept my thanks for your participation in this important matter. We appreciate your continued confidence in the Managers Funds, and we look forward to receiving your vote.

Sincerely.

Keitha L. Kinne

President

PLEASE vote your shares today!

CALL 1-800-791-3320

Telephone voting is available Monday through Friday 8:00 AM to 10:00 PM (EST), and Saturday from 11:00 AM to 5:00 PM (EST). You may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.